Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE Contact: Robert M. Thornton, Jr. Chief Executive Officer (770) 933-7000

SUNLINK HEALTH SYSTEMS, INC. TO AMEND FISCAL 2009 QUARTERLY

REPORTS ON FORM 10-Q

ATLANTA, Georgia (August 28, 2009) – SunLink Health Systems, Inc. today announced that it expects its quarterly reports on Form 10-Q for the quarters ended September 30, 2008, December 31, 2008 and March 31, 2009, to be restated due to the impact of non-cash accounting errors at the Company’s Carmichael’s Cashway Pharmacy, Inc. subsidiary.

In connection with an internal investigation by management, including the results of an investigation by an outside accountant retained by the Company, into unresolved accounting discrepancies between Carmichael’s accounts receivable detail and its general ledger and based on information presented by management and such accountant and discussions with the Company’s independent registered public accounting firm, management and the Audit Committee of SunLink determined that Carmichael’s financial statements contained errors that, in turn, resulted in errors in SunLink’s financial statements for the periods indicated. As a result, the Company has concluded that SunLink’s financial statements included in the Quarterly Reports on Form 10-Q for the periods indicated should be restated and that investors should not rely upon such financial statements without taking into account the anticipated and potential adjustments described in this press release.

The errors identified primarily include errors in the amount of net income (loss), bad debt expense, allowance for doubtful accounts and contractual allowances of Carmichael’s and, hence, SunLink. The Company believes, based on currently available information, that the impact of adjustments for these non-cash errors will be to decrease net earnings (loss) for the nine months ended March 31, 2009 by a currently estimated $1.06 million. The impact on reported net earnings (loss) is attributable to a net overstatement of receivables and unreconciled differences not adjusted for on Carmichael’s general ledger which are expected to aggregate approximately $1.7 million with an anticipated aggregate after tax effect of $1.06 million. The restatement of SunLink’s quarterly results for each of the quarters in the fiscal year is expected to result in:

•	a $0.01 per share decrease in the first quarter net loss to a restated net loss of $0.06 per share rather than the previously reported net loss of $0.07 per share;

•

a $0.03 and $0.02 per share additional net loss for the second quarter and six months ending with the second quarter, respectively, resulting in restated net earnings for the second quarter of $0.01 per share and a restated net loss for the six months then ended of $0.05 per share; and

•

a $0.11 and $0.13 per share reduction in previously reported net earnings for the third quarter and nine months ending with the third quarter, respectively, resulting in restated net earnings for the third quarter and for the nine months then ended of $0.08 per share and $0.02 per share, respectively.

SunLink’s management and the Audit Committee have discussed the matter with the Company’s independent registered public accounting firm. In response to these matters, the Audit Committee has decided to conduct a follow up internal review of Carmichael’s internal controls, financial statements, and related matters utilizing SunLink’s outside legal counsel and an outside accountant which may be the previously retained outside accountant and/or the Company’s independent registered public accounting firm. At this time, the Company cannot predict the outcome of these matters or the length of time it will take to resolve them. However, the Company expects to file amended Quarterly Reports on Form 10-Q by mid to late September and, in any event, before its Annual Report on Form 10-K is due.

Based on the investigation to date, the Company has already undertaken remedial action designed to ensure that Carmichael’s will prepare its financial statements in accordance with GAAP including new controls, procedures, and personnel as described in greater detail in a Current Report on Form 8-K being filed by the Company.

SunLink Health Systems, Inc. currently operates seven community hospitals and related nursing home and home care businesses in the Southeast and Midwest and its specialty pharmacy business, SunLink ScriptsRx, in Louisiana. Each SunLink hospital is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care and healthcare products and services in each area it serves. For additional information on SunLink Health Systems, Inc., please visit the Company’s website at www.sunlinkhealth.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the Company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the Company’s Annual Report on Form 10-K for the year ended June 30, 2008 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.